Exhibit Index

EXHIBIT NO. (99) Press release, dated October 3, 2009 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC ANNOUNCES THIRD QUARTER RESULTS

Bluffton, Indiana – October 26, 2009 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.37 for the third quarter 2009, a decrease of 50 percent compared to 2008 third quarter earnings per share of $0.74. Earnings per share before restructuring charges were $0.40, a decrease of 46 percent compared to the prior year. Third quarter 2009 sales were $166.0 million, a decrease of 23 percent compared to 2008 third quarter sales of $215.8 million.

Scott Trumbull, Franklin Chairman and Chief Executive commented:

“Water Systems, which represents over 80 percent of our sales, reported a 12 percent increase in operating income before restructuring charges compared to the third quarter 2008 and improved operating income margins before restructuring charges by 320 basis points compared to the prior year.  We were encouraged that the rate of sales decline in Water Systems has abated sequentially each quarter this year and based on trade association data we are confident that we are gaining share in our most important pumping systems markets.  We are also encouraged with our improved cash flow.  Cash flow from operations increased by $60.5 million compared to the first nine months of 2008; and net debt has been reduced from $141 million at the end of the third quarter last year to $81 million at the end of the third quarter 2009.

Our third quarter 2009 earnings decline was entirely attributable to the $15 million operating earnings decline in Fueling Systems.  During the third quarter last year our Fueling business achieved record earnings on surging sales in California as station owners purchased our products in order to comply with the state’s vapor control regulations.  With approximately 85 percent of the California conversion complete, Fueling Systems sales were significantly lower this year.”

Key Performance Indicators:

Earnings and Earnings Per Share
Before and After Restructuring Expense	For the Third Quarter			For the First Nine Months
(in millions except Earnings Per Share)	2008	2009	Change	2008	2009	Change

Net Income attributable to FE Co.,Inc.	$17.3	$8.6	-50%	$40.7	$18.3	-55%

Restructuring Expense (Before Tax)	$-	$1.0		$0.1	$5.6

Actual tax rate	33.6%	32.0%		34.3%	32.4%
Restructuring Charges, net of tax	$-	$0.7		$0.1	$3.8

Average Fully Diluted Shares Outstanding	23.3	23.4	0%	23.2	23.3	0%

Fully Diluted Earnings Per Share Reported	$0.74	$0.37	-50%	$1.75	$0.79	-55%

Restructuring Expense Per Share, net of tax	$-	$0.03		$-	$0.16

Fully Diluted Earnings Per Share Before Restructuring Expense	$0.74	$0.40	-46%	$1.75	$0.95	-46%

Net Sales	For the Third Quarter			For the First Nine Months
(in millions)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2008	$154.6	$61.2	$215.8	$448.7	$144.8	$593.5

Acquisitions	$6.5	$-	$6.5	$18.9	$-	$18.9
Foreign Exchange	$(5.4)	$(0.1)	$(5.5)	$(26.9)	$(0.9)	$(27.8)
Organic Change	$(18.3)	$(32.5)	$(50.8)	$(54.4)	$(49.1)	$(103.5)

Sales for 2009	$137.4	$28.6	$166.0	$386.3	$94.8	$481.1

Operating Income and Margin Percentages
Before and After Restructuring Expense
(in millions)	For the Third Quarter 2009				For the First Nine Months 2009
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$20.8	$3.9	$(9.2)	$15.5	$45.9	$15.8	$(27.6)	$34.1
Restructuring Expense	$0.2	$0.1	$0.7	$1.0	$4.5	$0.2	$0.9	$5.6
Operating Income before Restructuring Expense	$21.0	$4.0	$(8.5)	$16.5	$50.4	$16.0	$(26.7)	$39.7
% Operating Income To Net Sales	15.1%	13.6%		9.3%	11.9%	16.7%		7.1%
% Operating Income Before Restructuring Expense To Net Sales	15.3%	14.0%		9.9%	13.0%	16.9%		8.3%

	For the third Quarter 2008				For the First Nine Months 2008
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$18.7	$19.3	$(10.4)	$27.6	$60.3	$39.2	$(30.4)	$69.1
Restructuring Expense	$-	$-	$-	$-	$-	$-	$-	$-
Operating Income before Restructuring Expense	$18.7	$19.3	$(10.4)	$27.6	$60.3	$39.2	$(30.4)	$69.1
% Operating Income To Net Sales	12.1%	31.5%		12.8%	13.4%	27.1%		11.6%
% Operating Income Before Restructuring Expense To Net Sales	12.1%	31.5%		12.8%	13.4%	27.1%		11.6%

Water Systems

During the third quarter 2009, Water Systems revenues declined by $17.2 million or about 11 percent overall from the third quarter of 2008. The organic sales decline, excluding foreign currency translation and acquisitions, was $18.3 million or about 12 percent.  International Water Systems sales, excluding currency translation and acquisitions, declined by $4.6 million or about 6 percent compared to the third quarter of 2008.  Sales improvements before the impact of foreign exchange and acquisitions in both the Latin America and Asia Pacific regions were not enough to offset declines in Europe and Southern Africa.  As the table below indicates, the rate of Water Systems sales decline continued to abate during the third quarter compared to the first and second quarters of this year:

% Change in Water
Segment Sales
                                                                        2009 vs. 2008

                 1st Quarter                                      (16.3%)

                 2nd Quarter                                     (14.5%)

                 3rd Quarter                                     (11.1%)

Water Systems operating income before restructuring expenses increased $2.3 million, or 12 percent, in the third quarter 2009 compared to the same period of 2008.  The Water Systems operating margin percent before restructuring expenses improved by 320 basis points compared to prior year.  This margin improvement is the result of raw material costs reductions, reduced price promotional activity, fixed cost reductions and the start-up of expanded production operations in our Linares, Mexico facility.

Fueling Systems

Fueling Systems sales declined by $32.6 million or about 53 percent during the third quarter of 2009 compared to the same period in the prior year. The decline was primarily caused by reduced sales of the Company’s vapor recovery products in the State of California.

In California, we estimate that there are approximately 1,800 stations out of the total 10,600 stations in the state that have yet to comply with the mandate.  However, we believe that many station owners are waiting to assess the State’s policy on enforcing major fines for non-compliance and we also believe that some station owners are having difficulty arranging financing.  As a result, it is difficult for us to predict with certainty what percentage of the remaining stations will ultimately comply and when they will do so.

Operating margin percentage before restructuring expenses in Fueling Systems was 14.0 percent of sales in the third quarter 2009 compared to 31.5 percent of sales in the third quarter 2008, primarily attributable to lost leverage on fixed manufacturing, selling, general and administrative (“SG&A”) expenses from lower sales volumes.

Overall

The Company’s consolidated gross profit was $50.2 million for the third quarter of 2009, down $16.2 million from $66.5 million in the third quarter of 2008.  The gross profit was significantly impacted by the decline in Fueling Systems sales in the third quarter.  However, due to the expansion of Water Systems gross profit margin in the quarter, overall gross profit margin only declined by 50 basis points to 30.3 percent.

During the third quarter 2009, SG&A expenses decreased by $5.1 million or 13 percent compared to prior year, consistent with management’s fixed cost reduction initiatives started in the fourth quarter of 2008. Research Development & Engineering spending was increased during the quarter by 3 percent and was increased by 5 percent year to date compared to prior year, as the Company continues to maintain an active new product development effort.   SG&A expenditures for Corporate related administrative expenses declined by 19 percent in the third quarter 2009 compared to 2008.

Restructuring expenses for the third quarter of 2009 were approximately $1.0 million and reduced diluted earnings per share by approximately $0.03. Restructuring expenses include asset impairments, severance expenses and manufacturing equipment relocation costs.

The Company incurred $0.5 in foreign exchange losses in the third quarter 2009 versus foreign exchange gains of $0.4 in the third quarter 2008.  These losses were primarily attributable to valuation differences between the Czech crown to the euro and the South African rand, Mexican peso and Canadian dollar to the U.S. dollar.

The Company generated $88.3 million in cash from operations in the first three quarters of 2009 compared to $27.8 in the first three quarters of 2008. Lower inventory balances have contributed $40.0 million of additional cash in the first three quarters of 2009 compared to the same period of 2008.  The Company has no outstanding balance on its revolving debt agreement compared to $40.0 million outstanding at the end of the third quarter 2008. The Company expects to have no revolver debt balance at the end of this fiscal year.

The Company believes that internally generated funds and existing credit arrangements provide sufficient liquidity to meet current commitments and service existing debt. At the end of the third quarter 2009, the Company’s key debt covenant ratio of gross debt divided by earnings before interest, taxes, depreciation and amortization (EBITDA) was 2.1 compared to the current covenant limit per the debt agreement of 3.0 and compared to 1.9 at the end of the third quarter 2008. The Company’s revolving loan agreement with its banks is in place until the end of 2011 and the Company has no scheduled principal payments on its long term debt until 2015.

Commenting on the Company’s outlook, Mr. Trumbull added:

“We believe Water Systems sales during the fourth quarter will be modestly higher than prior year.  At this sales level, Water Systems operating income margin before restructuring charges should also exceed prior year during the fourth quarter.  It is difficult for us to predict sales in Fueling Systems for the quarter since they will be influenced by the degree to which California station owners believe the State will enforce significant fines for failure to comply with the January 1, 2010 installation deadline as well as the degree to which station owners are able to arrange financing.    Last year during the fourth quarter Fueling Systems sales other than those related to the California initiative were about $27 million and we believe they will be 5 percent to 10 percent less this year due to the reduction in overall commercial construction activity in the United States and the lack of availability of credit to small business.

In summary, Water Systems contribution margin has continued to improve significantly and company wide we have reduced year to date fixed spending by about $15 million compared to prior year, despite increasing our RD&E spending.  We continue to invest in exciting new product initiatives in both our Water and Fueling businesses.  While facing unprecedented declines in end market demand, we have evidence that our share of key markets is increasing.    In addition we have reduced our production levels and lowered inventories across our Company by about 20 percent since the beginning of the year.  Year to date we have generated $88.3 million cash flow from operations and our balance sheet continues to strengthen.  We believe that Franklin Electric is well positioned to achieve significant operating leverage as our markets increase from the current depressed levels.”

Additionally, on Friday, October 23, the Board of Directors of Franklin Electric declared a quarterly cash dividend of twelve and one half cents per share payable November 25, 2009 to shareowners of record on November 12, 2009.

A conference call to review earnings and other developments in the business will commence at 5:00pm EDT.

The third quarter 2009 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=38921&c=FELE&mediakey=78DCA87080528F7ED6EF761724D3758F&e=0

You can add this webcast into your MS-Outlook calendar by clicking on the following link:

http://apps.shareholder.com/PNWOutlook/t.aspx?m=38921&k=4282FF46

If you intend to ask questions during the call, please dial in using 877-718-5101 for domestic calls and 719-325-4780 for international calls.

A replay of the conference call will be available Monday October 26, 2009 at 7 pm EDT through midnight EST on Sunday November 1, 2009, by dialing 888-203-1112 for domestic calls and 719-457-0820 for international calls. The replay passcode is 4367976.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income before restructuring expense, net income per share before restructuring expense, operating income before restructuring expense and percent operating income before restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

The Company presents the non-GAAP measure gross debt to EBITDA ratio because maintaining the ratio below 3.0 is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA (earnings before interest, taxes, depreciation and amortization) is derived from net income and the calculation of the ratio follows the financial statements included in this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2009 , Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
	2009	2008	2009	2008

Net sales	$166,007	$215,815	$481,082	$593,521

Cost of sales	115,764	149,347	338,479	410,877

Gross profit	50,243	66,468	142,603	182,644

Selling, general and administrative expenses	33,817	38,875	102,898	113,460

Restructuring expense	964	-	5,610	82

Operating income	15,462	27,593	34,095	69,102

Interest expense	(2,471)	(2,684)	(7,245)	(8,088)
Other income	445	747	978	1,202
Foreign exchange gain/(loss)	(520)	436	(143)	45

Income before income taxes	12,916	26,092	27,685	62,261

Income taxes	4,094	8,711	8,801	21,153

Net income	8,822	17,381	18,884	41,108

Less: Net income attributable to noncontrolling interest	(190)	(121)	(579)	(419)

Net income attributable to Franklin Electric Co., Inc.	$8,632	$17,260	$18,305	$40,689

Net income per share:
Basic	$0.37	$0.75	$0.79	$1.77
Diluted	$0.37	$0.74	$0.79	$1.75

Weighted average shares and equivalent
shares outstanding:
Basic	23,102	22,946	23,065	22,950
Diluted	23,420	23,266	23,262	23,235

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	Oct. 3,	Jan. 03,
	2009	2009

ASSETS:

Cash and equivalents	$71,229	$46,934
Receivables	75,287	68,048
Inventories	137,631	169,873
Other current assets	28,238	32,805
Total current assets	312,385	317,660

Property, plant and equipment, net	146,953	144,535
Goodwill and other assets	255,158	231,862
Total assets	$714,496	$694,057

LIABILITIES AND EQUITY:

Accounts payable	$32,933	$24,505
Accrued liabilities	51,137	56,230
Current maturities of long-term
debt and short-term borrowings	688	677
Total current liabilities	84,758	81,412

Long-term debt	151,776	185,528
Deferred income taxes	6,945	4,161
Employee benefit plan obligations	67,014	69,142
Other long-term liabilities	7,865	3,707

Redeemable noncontrolling interest	6,825	-

Equity	389,313	350,107
Total liabilities and equity	$714,496	$694,057

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Oct.3,	Sept. 27,
	2009	2008

Cash flows from operating activities:
Net income	$18,884	$41,108
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	18,778	18,349
Stock based compensation	4,189	2,940
Deferred income taxes	1,493	1,814
Loss on disposals of plant and equipment	2,940	76
Changes in assets and liabilities:
Receivables	3,196	(31,132)
Inventories	39,988	(5,972)
Accounts payable and other accrued expenses	(1,706)	7,938
Income taxes, net	6,904	4,379
Excess tax from share-based payment arrangements	(61)	(804)
Employee benefit plans	(1,755)	(3,479)
Other, net	(4,561)	(7,395)
Net cash flows from operating activities	88,289	27,822
Cash flows from investing activities:
Additions to property, plant and equipment	(8,215)	(17,781)
Proceeds from sale of plant and equipment	64	10
Additions to other assets	-	(749)
Purchases of securities	-	(9,000)
Proceeds from sale of securities	-	9,000
Cash paid for acquisitions, net of cash acquired	(16,767)	(38,392)
Net cash flows from investing activities	(24,918)	(56,912)
Cash flows from financing activities:
Proceeds from short-term debt	28,000	70,000
Repayment of short-term debt	(63,000)	(30,000)
Repayment of long-term debt	(734)	(1,106)
Proceeds from issuance of common stock	282	3,127
Excess tax from share-based payment arrangements	61	804
Purchases of common stock	-	(7,813)
Dividends paid	(9,002)	(8,494)
Net cash flows from financing activities	(44,393)	26,518
Effect of exchange rate changes on cash and equivalents	5,317	(1,853)
Net change in cash and equivalents	24,295	(4,425)
Cash and equivalents at beginning of period	46,934	65,252
Cash and equivalents at end of period	$71,229	$60,827

The Company presents the non-GAAP measure gross debt to EBITDA ratio because it is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA (earnings before interest, taxes, depreciation and amortization) is derived from net income and the calculation of the ratio follows the financial statements included in this press release.

EBITDA reconciliation to net income (unaudited)	For LTM ended
(in Million US$)	Third Quarter
	2008	2009

Net income (as reported)	$46.2	$21.7
Depreciation and amortization	$24.0	$24.7
Interest expense, net	$10.5	$10.1
Provision for income taxes	$24.3	$10.5
Estimated EBITDA for acquisitions (a)	$1.0	$1.0
Add-back for certain costs (b)		$3.1
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$106.0	$71.1

Total debt (as reported)	$201.8	$152.5

Total debt divided by EBITDA	1.9	2.1

(a) For 2008, includes impact of Monarch, Pump Brands, and Industrias Schneider acquisitions. For 2009, includes impact of Vertical acquisition.
(b) In 2009, the Company agreed with the lenders that certain of the restructuring costs will be added back to the EBITDA calculation.

Calculation of LTM (last twelve months)		Depreciation	Interest	Provision for
	Net Income	& Amortization	Expense	Income Taxes
Full year 2007	$28.7	$20.4	$8.1	$15.4
less: First 9 mos 2007	$23.2	$14.7	$5.7	$12.3
add: First 9 mos 2008	$40.7	$18.3	$8.1	$21.2
LTM	$46.2	$24.0	$10.5	$24.3

Full year 2008	$44.1	$24.2	$11.0	$22.9
less: First 9 mos 2008	$40.7	$18.3	$8.1	$21.2
add: First 9 mos 2009	$18.3	$18.8	$7.2	$8.8
LTM	$21.7	$24.7	$10.1	$10.5